Exhibit 10.21

409A Amendment

to

The East Carolina Bank

Executive Supplemental Retirement Plan Executive Agreement for

Gary M. Adams

The East Carolina Bank (“Bank”) and Gary M. Adams (“Executive”) originally entered into The East Carolina Bank Executive Supplemental Retirement Plan Executive Agreement (“Agreement”) on February 13, 2002, which was subsequently amended on December 10, 2003. Pursuant to Subparagraph V (C) of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective January 1, 2005.

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:

1.	Subparagraph I (D), “Termination of Service”, shall be amended to delete the words “Early Retirement Date (Subparagraph I [K])” and to replace them with the words “Executive attaining age fifty-nine and one-half (59 1/2)”.

2.	Subparagraph I (H), “Change of Control”, shall be deleted in its entirety and replaced with the following Subparagraph I (H):

Change in Control:

“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

3.	The following provision regarding “Separation from Service” distributions shall be added as a new subparagraph (L) under Section I, as follows:

Separation from Service:

Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Executive’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).

4.	Subparagraph II (A), “Retirement Benefits”, shall be amended to insert the word “quarterly” after the word “paid” in the third sentence.

5.	Subparagraph II (B), “Termination of Service”, shall be amended to delete the words “Normal Retirement Age (Subparagraph I [I])” from the second sentence and to replace them with the word “termination”; and to insert the word “quarterly” after the word “paid” in the third sentence.

6.	Subparagraph II (C), “Death”, shall be amended to insert the following sentence at the end of the Subparagraph:

Said payment due hereunder shall be made on the first day of the second month following the death of the Executive.

7.	Subparagraph II (E), “Disability Benefit”, shall be amended to delete the second paragraph in its entirety and to replace it with the following paragraph:

“Disability” shall mean Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

8.	Subparagraph II (G), “Early Retirement”, shall be amended to insert the word “quarterly” after the word “paid” in the third sentence.

9.	A new Subparagraph II (H) shall be added as follows:

Restriction on Timing of Distribution:

Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

10.	Section IV, “Change of Control”, shall be deleted in its entirety and replaced with the following Section IV:

CHANGE IN CONTROL

Upon a Change in Control (Subparagraph I [H]), the Executive shall receive the benefits promised in Subparagraph II (A) of this Executive Plan in the same form and with the same timing, except that payments shall commence upon the Executive’s attaining Normal Retirement Age. The Executive will also remain eligible for all promised death benefits in this Executive Plan. In addition, no sale, merger, or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Executive Plan and agrees to abide by its terms.

11.	A new Subparagraph V (L) shall be added as follows:

Certain Accelerated Payments:

The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

12.	A new Subparagraph V (M) shall be added as follows:

Subsequent Changes to Time and Form of Payment:

The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

/s/ J. Dorson White	/s/ Gary M. Adams
For the Bank	Gary M. Adams

Date 12/23/2008	Date 12/23/2008

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